Registration No. 333-138537

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Millennium Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	04-3177038
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

40 Landsdowne Street

Cambridge, Massachusetts 02139
(617)  679-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Joel S. Goldberg, Esq.	Copy to:
Vice President and Secretary	Matthew J. Gardella, Esq.
Millennium Pharmaceuticals, Inc.	Edwards Angell Palmer & Dodge LLP
40 Landsdowne Street	111 Huntington Avenue
Cambridge, Massachusetts 02139	Boston, Massachusetts 02199
Telephone: (617) 679-7000	Tel: (617) 239-0100
Telecopy: (617) 374-0074	Fax: (617) 227-4420

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-138537), filed with the Securities and Exchange Commission on November 9, 2006 (as subsequently amended or supplemented, the “Registration Statement”) by MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation (the “Registrant”).  The Registration Statement registered the sale of up to $250,000,000 of Registrant’s 2.25% Convertible Senior Notes due November 15, 2011 (the “Notes”), and an indeterminate number of shares of Registrant’s common stock, par value $0.001, issuable upon the conversion of the Notes, including the attached Series A Junior Participating Preferred Stock Purchase Rights.  Registrant is filing this Post-Effective Amendment No.1 to the Registration Statement to deregister unsold securities of Registrant.

     On May 14, 2008, pursuant to an Agreement and Plan of Merger dated as of April 10, 2008, by and among Takeda America Holdings, Inc., a New York corporation (“Parent”), Mahogany Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Registrant, Merger Sub merged with and into Registrant, with Registrant being the surviving entity and becoming a direct, wholly owned subsidiary of Parent. On May 14, 2008, Registrant filed a certification and notice of termination on Form 15 with respect to the Notes and Registrant’s shares of common stock, par value $0.001 per share.

     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Registrant hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 6, 2008.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Joel S. Goldberg, Esq.
Joel S. Goldberg, Esq., Vice
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Director, President and Chief Executive Officer	June 6, 2008
Deborah Dunsire	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	June 6, 2008
Marsha H. Fanucci	(Principal Financial and Accounting Officer)

*	Director	June 6, 2008
Kiyoshi Kitazawa

*	Director	June 6, 2008
Masumitsu Inoue

The undersigned, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the above-named officers and directors of Millennium Pharmaceuticals, Inc. on this 6th day of June, 2008, pursuant to the powers of attorney executed by such officers and directors, which powers of attorney are filed with the Securities and Exchange Commission as an exhibit to this Post-Effective Amendment to No. 1 to the Registration Statement.

*By:	/s/ Joel S. Goldberg, Esq.
Joel S. Goldberg, Esq.
Attorney-in-Fact

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
24.1	Powers of Attorney

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